Filed Pursuant to Rule 424(b)(5)
Registration No. 333-281417

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 19, 2024)

Up to $3,464,000

American Depositary Shares each representing ten thousand (10,000) Ordinary Shares

RedHill Biopharma Ltd.

We have entered into an at the market offering agreement, dated February 3, 2025 (the “Sales Agreement”), with H.C. Wainwright & Co., LLC (“Wainwright”) relating to the offer and sale from time to time of American Depositary Shares (“ADSs”) offered by this prospectus supplement and the accompanying base prospectus. Each ADS represents ten thousand (10,000) of our ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”). Under this prospectus supplement and the accompanying base prospectus, we may offer and sell ADSs having an aggregate offering price of up to $3,464,000 from time to time through Wainwright, acting as our agent, in accordance with the Sales Agreement.

Sales of the ADSs, if any, under this prospectus supplement and the accompanying base prospectus may be made by any method permitted by law that is deemed to be an “at the market” offering as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, sales made directly on or through the Nasdaq Capital Market (“Nasdaq”), the existing trading market for the ADSs, on or through any other existing trading market for our Ordinary Shares or the ADSs, to or through a market maker other than on an exchange or otherwise, directly to Wainwright as principal, or in any other method permitted by law. If expressly authorized by us, Wainwright may also sell the ADSs in privately negotiated transactions. Wainwright is not required to sell any specific number or dollar amount of ADSs but will act as our sales agent using commercially reasonable efforts to sell on our behalf all of the ADSs requested to be sold by us consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of Nasdaq, on mutually agreed terms between Wainwright and us. There are no minimum sale requirements, and there is no arrangement for funds to be received in any escrow, trust or similar arrangement. We provide more information about how the ADSs will be sold in the section entitled “Plan of Distribution.”

The compensation payable to Wainwright for sales of ADSs sold pursuant to the Sales Agreement will be equal to 3.0% of the gross proceeds of any ADSs sold by Wainwright under the Sales Agreement. See “Plan of Distribution” beginning on page S-20 for additional information regarding the compensation to be paid to Wainwright. In connection with the sale of the ADSs on our behalf, Wainwright will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Wainwright will be deemed to be underwriting commissions or discounts. We have also agreed in the Sales Agreement to provide indemnification and contribution to Wainwright with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This offering pursuant to this prospectus supplement and the accompanying base prospectus will terminate upon the termination by us or Wainwright of the Sales Agreement pursuant to its terms.

As of the date of this prospectus supplement, the aggregate market value of our outstanding Ordinary Shares held by non-affiliates pursuant to General Instruction I.B.5 of Form F-3 is $10,392,290.74, based on 12,798,232,900 Ordinary Shares outstanding held by non-affiliates (which would be represented by 1,279,823 ADSs), and a per ADS price of $8.1201 per ADS, the closing price of the ADSs on December 10, 2024, as reported on Nasdaq. As of the date hereof, we have not sold any securities pursuant to General Instruction I.B.5 of Form F-3 during the 12 calendar months prior to and including the date of this prospectus supplement. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities pursuant to the registration statement of which this prospectus supplement forms a part in a public primary offering with a value exceeding one-third of our outstanding voting and non-voting common equity held by non-affiliates (the “public float”) in any 12-month period so long as our public float remains below $75.0 million.

The ADSs are listed on Nasdaq under the symbol “RDHL.” On January 31, 2025, the last reported sale price of the ADSs on Nasdaq was $5.91 per ADS.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page S-9 of this prospectus supplement, on page 5 of the accompanying base prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

None of the United States Securities and Exchange Commission, any state securities commission or any other regulatory body, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is February 3, 2025.

S - i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus form part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference herein. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. If the description of the offering varies between this prospectus supplement and the accompanying base prospectus or the documents incorporated herein by reference filed prior to the date of this prospectus supplement, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying base prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information provided or incorporated by reference into this prospectus supplement and the accompanying base prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Incorporation of Information by Reference” on page S-22 of this prospectus supplement. We have not, and Wainwright has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying base prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying base prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement and the accompanying base prospectus, nor any distribution of securities pursuant to this prospectus supplement and the accompanying base prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement and the accompanying base prospectus or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying base prospectus, together with the additional information described under the headings, “Where You Can Find More Information” and “Incorporation of Information by Reference,” on page S-22 of this prospectus supplement.

Unless the context otherwise requires, all references to “RedHill,” “we,” “us,” “our,” the “Company” and similar designations refer to RedHill Biopharma Ltd. and its wholly-owned subsidiary, RedHill Biopharma Inc. The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States (“U.S.”). Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than the U.S. dollar are translated in this prospectus supplement into U.S. dollars using exchange rates in effect at the date of the transactions.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

We are offering to sell, and seeking offers to buy, ADSs representing our Ordinary Shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the ADSs in certain jurisdictions may be restricted by law. Persons outside the U.S. who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus supplement and the accompanying base prospectus outside the U.S. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying base prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus, and the information incorporated by reference herein and therein may include forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. In addition, certain sections of this prospectus supplement, the accompanying base prospectus, and the information incorporated by reference herein and therein contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” on page S-8 of this prospectus supplement, and certain other matters discussed in this prospectus supplement, the accompanying base prospectus, and the information incorporated by reference herein and therein, and other publicly available sources. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the going concern reference in our financial statements and our ability to obtain additional financing or successfully conclude a strategic business transaction;

•	our ability to maintain compliance with the listing standards of Nasdaq;

•	our ability to close a strategic business transaction;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	our ability to obtain additional financing;

•	the commercialization and market acceptance of our current and future commercial products;

•	our ability to generate sufficient revenues from our current and future commercial products, including obtaining commercial insurance and government reimbursement;

•
our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials, and to complete the development of such therapeutic candidates and obtain approval for marketing by the Food and Drug Administration (“FDA”) or other regulatory authorities;

•
our reliance on third parties to satisfactorily conduct key portions of our commercial operations, including manufacturing and other supply chain functions, market analysis services, safety monitoring, regulatory reporting and sales data analysis and the risk that those third parties may not perform such functions satisfactorily;

•	our ability to maintain an appropriate sales and marketing infrastructure;

•	our ability to establish and maintain corporate collaborations;

•
that Talicia® or commercial products that we may commercialize or promote in the future may be withdrawn from the market by regulatory authorities and our need to comply with continuing laws, regulations and guidelines to maintain clearances and approvals for those products;

•	our exposure to significant drug product liability claims;

•	the initiation and completion of any postmarketing studies or trials;

•	our ability to acquire products approved for marketing in the U.S. that achieve commercial success and to maintain our own marketing and commercialization capabilities;

•	our estimates of the markets, their size, characteristics and their potential for our current and future commercial products and therapeutic candidates and our ability to serve those markets;

•	the successful commercialization of products we in-license or acquire;

•	our inability to enforce claims relating to a breach of a representation and warranty by a counterparty;

•	the hiring and continued employment of executives, sales personnel, and contractors;

•	our receipt and timing of regulatory clarity and approvals for our current and future commercial products and therapeutic candidates, and the timing of other regulatory filings and approvals;

•
the initiation, timing, progress, and results of our research, development, manufacturing, preclinical studies, clinical trials, and other commercial efforts and therapeutic candidate development, as well as the extent and number of additional studies that we may be required to conduct;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•	our ability to develop or obtain approval for RHB-104 may be adversely impacted if a diagnostic test for MAP will not become available;

•	our reliance on third parties to conduct key portions of our clinical trials, including data management services and the risk that those third parties may not perform such functions satisfactorily;

•
our reliance on third parties to manufacture and supply our therapeutic candidates and their respective active pharmaceutical ingredients with the requisite quality and manufacturing standards in sufficient quantities and within the required timeframes and at an acceptable cost;

•	the research, manufacturing, clinical development, commercialization, and market acceptance of our therapeutic candidates;

•
the interpretation of the properties and characteristics of our current and future commercial products or therapeutic candidates and of the results obtained in research, preclinical studies or clinical trials;

•	the implementation of our business model, strategic plans for our business, commercial products, and therapeutic candidates;

•	the impact of other companies and technologies that compete with us within our industry;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering our current and future commercial products and therapeutic candidates, including from existing or future claims of infringement, and our ability to operate our business without infringing or violating the intellectual property rights of others;

•	parties from whom we license or acquire our intellectual property defaulting in their obligations toward us;

•
the failure by a licensor or a partner of ours to meet their respective obligations under our acquisition, in-license or other development or commercialization agreements or renegotiate the obligations under such agreements, or if other events occur that are not within our control, such as bankruptcy of a licensor or a partner;

•	our reliance on the actions of third parties, including sublicensors and their other sublicensees, to maintain our rights under our in-licenses which are sublicenses;

•	the effect of a potential occurrence of patients suffering serious adverse events using investigative drugs under our Expanded Access Program;

•	our ability to implement network systems and controls that are effective at preventing cyber-attacks, malware intrusions, malicious viruses and ransomware threats;

•	the impact on our business of the political and security situation in Israel, the U.S. and other places in which we operate; and

•	other factors discussed in our Annual Report on Form 20-F for the year-ended December 31, 2023, in full.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information contained in greater detail elsewhere in this prospectus supplement, the accompanying base prospectus, any free writing prospectus that we have authorized for use, and in the documents incorporated by reference herein and therein. This summary is not complete and does not contain all of the information that you should consider before investing in the ADSs. You should carefully read and consider this entire prospectus supplement, the accompanying base prospectus and the documents, including financial statements and related notes, and information incorporated by reference into this prospectus supplement, including the financial statements and “Risk Factors” starting on page S-8 of this prospectus supplement, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Our Business
We are a specialty biopharmaceutical company, primarily focused on GI and infectious diseases. Our primary goal is to become a leading specialty biopharmaceutical company.

We are currently focused primarily on the advancement of our development pipeline of clinical-stage therapeutic candidates. We also commercialize in the U.S. our GI-related product, Talicia® (omeprazole, amoxicillin, and rifabutin), and continue to explore our strategic plans for other potential products and activities.

Among our therapeutic candidates, we are exploring opaganib as a potential treatment for various conditions, including gastrointestinal acute radiation syndrome (GI-ARS), acute respiratory distress syndrome (ARDS) (including COVID-19 and influenza) and other viruses as part of pandemic preparedness, such as the Ebola virus. Several cancers including mCRPC, inflammatory conditions and diabetes and obesity-related disorders are additional areas of focus for opaganib. Furthermore, we are investigating RHB-107 (upamostat) as a potential treatment for COVID-19 and other viruses as part of pandemic preparedness, including the Ebola virus.

Our current pipeline consists of five therapeutic candidates, most of which are in clinical development. We generate our pipeline of therapeutic candidates by identifying, validating and in-licensing or acquiring products that are consistent with our product and corporate strategy and that have the potential to exhibit a favorable probability of therapeutic and commercial success. We have one product that we primarily developed internally which has been approved for marketing and, to date, none of our other therapeutic candidates has generated revenues. We have out-licensed our commercial product, Talicia® to a third party in the United Arab Emirates and we plan to commercialize our therapeutic candidates, upon approval, if any, through licensing and other commercialization arrangements with pharmaceutical companies on a global and territorial basis or independently with a dedicated commercial operation or in potential partnership with other commercial-stage companies. We also evaluate, on a case-by-case basis, co-development, co-promotion, licensing, acquisitions and similar arrangements.

Global Termination Agreement

On July 15, 2024, we signed a Global Termination Agreement with Movantik Acquisition Co., Valinor Pharma, LLC, and HCR Redhill SPV, LLC. This agreement terminates all existing credit ties, removing the existing lien against Talicia® and restoring control over the restricted escrow funds. We received approximately $9.9 million in cash and gained full control over $0.7 million previously held in the restricted account. Under the Global Termination Agreement, we assumed certain liabilities related to Movantik® from the other parties and settled additional liabilities between the parties. This resulted in an increase of approximately $12.2 million in our future obligations, reflecting these assumed and settled amounts.

Nasdaq Minimum Bid Price Requirement

On March 11, 2024, we received a letter from the Listings Qualifications Department of The Nasdaq Stock Market LLC (the “Listing Qualifications Department”) indicating that for the thirty consecutive business days prior to March 11, 2024, the bid price for the ADSs had closed below the minimum $1.00 per ADS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5450(a)(1).
In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until September 9, 2024, to regain compliance. On August 20, 2024, we implemented a ratio change of the ADSs to the Company’s non-traded ordinary shares from the previous ratio of one (1) ADS representing four hundred (400) ordinary shares to a new ratio of one (1) ADS representing ten thousand (10,000) ordinary shares. For ADS holders, the ratio change had the same effect as a one-for-25 reverse ADS split. On September 5, 2024, we announced that we had received confirmation from the Listings Qualifications Department that the Company had regained compliance with the minimum bid price requirement and is now compliant with applicable listing standards for continued Nasdaq listing.
Unless otherwise stated herein, all information throughout this prospectus supplement gives effect to the above-mentioned ratio change.

Kukbo Proceedings

We continue our litigation against Kukbo Co. Ltd. (“Kukbo”), which we filed on September 2, 2022, in the Supreme Court of the State of New York, County of New York, Commercial Division (the “Court”), as a result of Kukbo’s default in delivering us an aggregate of $6.5 million under the subscription agreement, dated October 25, 2021, in exchange for the ADSs that we were to issue to Kukbo, and the exclusive license agreement with Kukbo, dated March 14, 2022. Kukbo thereafter filed counterclaims with various allegations, such as breach of contract, misrepresentation and the breach of the duty of good faith and fair dealing. On November 20, 2023, we entered into a Contingency Fee Agreement with our legal firm, Haynes and Boone, LLP (“H&B”), under which certain legal costs related to the Kukbo litigation will be assumed by H&B.

On December 2, 2024, we were awarded a judgment of approximately $8 million, including $6.5 million in principal and approximately $1.5 million in accrued interest, plus costs, in a summary judgement by the Court. The Court dismissed the entirety of Kukbo’s counterclaims in the case. Kukbo retains the right to seek an appeal. We intend to vigorously pursue the recovery of attorneys’ fees and the collection of the judgment.

RHB-107 (upamostat) in COVID-19

On January 30, 2025, we received an update from the Austere environments Consortium for Enhanced Sepsis Outcomes’ (ACESO) that funding from the U.S. Government Department of Defense's Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense (JPEO-CBRND) for the ongoing 300-patient Phase 2 RHB-107 arm of the ACESO PROTECT platform trial for early COVID-19 outpatient treatment is subject to termination, requiring the study to cease enrollment on March 5, 2025, prior to completion. Enrollment in this study began in April 2024, and it is estimated that approximately 100 patients have been enrolled out of a fully enrolled target patient population of 300. Due to the reduced number of patients enrolled in this study, the study result may not lead to conclusions regarding the efficacy of RHB-107 in this trial.

Preliminary Estimated Financial Results for the Year Ended December 31, 2024

While complete financial information and operating data as of and for such period are not yet available, based on the information and data currently available, our preliminary estimated net revenues for the year ended December 31, 2024 were in the range of $7.0 million to $9.0 million, compared to $6.5 million for the year ended December 31, 2023. As of December 31, 2024, our cash, cash equivalents and short-term investments are estimated to be approximately $4.8 million.

The preliminary estimates above represent the most current information available to our management and do not present all necessary information for an understanding of our financial condition as of and the results of operations for the year ended December 31, 2024. We are currently preparing our financial results for the year ended December 31, 2024. There is no assurance that our net revenues for the year ended December 31, 2024 or our cash, cash equivalents and short-term investments as of December 31, 2024 to be reported in our financial statements, when finalized and audited, will not differ from the preliminary estimates provided. Any such differences could be material, and accordingly, prospective investors should not place undue reliance on these estimates. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of December 31, 2024. Our financial statements and operating data as of and for the year ended December 31, 2024, will not be available until after this offering is completed.

The preliminary financial data included in this document has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm, Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, has not audited, reviewed, compiled or applied agreed upon procedures with respect to the preliminary financial data. Accordingly, Kesselman & Kesselman does not express an opinion or any other form of assurance with respect thereto. These are preliminary estimates which should not be regarded as a representation by us, our management as to our actual results for the year ended December 31, 2024.

Corporate Information

We were incorporated as a limited liability company under the laws of the State of Israel on August 3, 2009. Our principal executive offices are located at 21 Ha’arba’a Street, Tel-Aviv, Israel and our telephone number is +972 (3) 541-3131. Our website address is http://www.redhillbio.com. The information on, or that can be accessed through, our website does not constitute part of this prospectus supplement. Our registered agent in the U.S. is RedHill Biopharma Inc. (“Redhill U.S.”). The address of RedHill Biopharma Inc. is 8311 Brier Creek Parkway, Suite 105-161, Raleigh, NC  27617, U.S.A.

THE OFFERING

ADSs offered by us in this offering	ADSs, each ADS representing 10,000 Ordinary Shares, par value NIS 0.01 per share, having an aggregate offering price of up to $3,464,000.

Ordinary Shares to be outstanding after this offering(1)
After giving effect to the assumed sale of ADSs in the aggregate amount of $3,464,000 at an assumed offering price of $6.06 per ADS, the last reported sale price of the ADSs on Nasdaq on January 29, 2025, the number of our Ordinary Shares to be outstanding after this offering is 18,702,791,000 Ordinary Shares (such number of Ordinary Shares would be represented by 1,870,279 ADSs).

The ADSs
Each ADS represents 10,000 Ordinary Shares. The ADSs initially will be delivered by The Bank of New York Mellon, as depositary (the “Depositary”).

The Depositary, as depositary, or its nominee, will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the Deposit Agreement, dated as of December 26, 2012, among us, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by the Depositary with the SEC on December 6, 2012.

Subject to the terms of the Deposit Agreement and in compliance with the relevant requirements set out in this prospectus supplement or the accompanying base prospectus, if any, you may turn in your ADSs to the Depositary for cancellation and withdrawal of the Ordinary Shares underlying your ADSs.

The Depositary will charge you fees for such cancellations pursuant to the Deposit Agreement.

You should carefully read the “Description of American Depositary Shares” section of the accompanying base prospectus and the Deposit Agreement to better understand the terms of the ADSs.

Manner of Offering	“At the market” offering that may be made from time to time through our sales agent, Wainwright. See “Plan of Distribution.”

Use of Proceeds
We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund our commercialization activities, research and development, working capital, acquisitions and general corporate purposes. We currently have no binding agreements or commitments to complete any transaction for possible acquisitions, though we are currently, and likely to continue, exploring possible acquisition candidates. See “Use of Proceeds.”

Listing	The ADSs are listed on Nasdaq under the symbol “RDHL”.

Risk Factors
Before deciding to invest in the ADSs, you should carefully consider the risks related to our business, the offering and our securities. See “Risk Factors” on page S-8 of this prospectus supplement, on page 5 of the accompanying base prospectus and under similar headings in other documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Depositary	The Bank of New York Mellon.

(1) The number of Ordinary Shares to be outstanding immediately after this offering, as shown above, is based on 12,986,621,000 Ordinary Shares outstanding as of January 29, 2025. As of January 29, 2025, we had outstanding (i) 26,190,000 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 2,619 ADSs at a weighted average exercise price of $6,329.96 per ADS), (ii) 5,606,620,000 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.003 per share (equivalent to 560,662 ADSs at a weighted average exercise price of $29.60 per ADS), and (iii) 36,564 outstanding Restricted Share Units (“RSUs”), each RSU representing one ADS.

Unless otherwise stated, outstanding share information throughout this prospectus supplement excludes such outstanding securities described above and assumes no exercise of the outstanding options or warrants or vesting or settlement of the outstanding RSUs, as applicable, described above.

RISK FACTORS

You should carefully consider the risks described below and the risk factors in our annual report on Form 20-F for the year ended December 31, 2023, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, including our financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below and incorporated by reference in this prospectus supplement are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below or incorporated by reference in this prospectus supplement, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Industry

The research and development of certain of our product candidates, including RHB-107, have been supported by government-funded programs. The government is under no obligation to continue to support research and development of our products and can cease such support at any time which could be irreplaceable to the research and development process of our products.

The research and development of RHB-107 has relied on support by the U.S. Department of Defense and other government bodies. These government bodies can withdraw, reduce or end their support of our products at any time, and this would significantly impair our ability to research and develop them further. In addition, the government is under no obligation to continue to support research and development of our products and can cease such support at any time which could be irreplaceable to the research and development process of our products as well as any current or future preclinical or clinical studies. For example, on January 30, 2025, we were notified that funding from the U.S. Government Department of Defense's Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense (JPEO-CBRND) for the ongoing 300-patient Phase 2 RHB-107 arm of the ACESO PROTECT platform trial for early COVID-19 outpatient treatment is subject to termination, requiring the study to cease enrollment on March 5, 2025, prior to completion. It is estimated that approximately 100 patients have been enrolled out of a fully enrolled target patient population of 300. Due to the reduced number of patients enrolled in this study, the study result may not lead to conclusions regarding the efficacy of RHB-107 in this trial.

Moreover, with the change in presidential administration that recently occurred in the United States, government spending programs have become even more difficult to predict and may be subject to greater risk. Considerable uncertainty exists regarding how future budget and program decisions will unfold, including the spending priorities of the new U.S. presidential administration and Congress and what challenges budget reductions may present for our industry generally or for our company. In particular, U.S. President Trump recently attempted to place a widespread freeze on most federal grants and loans. Any freeze on government support for our products, programs or studies could significantly impair our research and development activities, business and operations.

Risks Related to the ADSs

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of the ADSs.

The ADSs are currently listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum bid price requirement of $1.00 per ADS or risk delisting, which would have a material adverse effect on our business.

On March 11, 2024, we received a letter from the Listing Qualifications Department indicating that for the thirty consecutive business days prior to March 11, 2024, the bid price for the ADSs had closed below the minimum $1.00 per ADS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until September 9, 2024, to regain compliance. The letter stated that the Listing Qualifications Department staff will provide written notification that we have achieved compliance with Rule 5450(a)(1) if at any time before September 9, 2024, the bid price of the ADSs closed at $1.00 per ADS or more for a minimum of ten consecutive business days.

On August 20, 2024, we implemented a ratio change of the ADSs to the Company’s non-traded ordinary shares from the previous ratio of one (1) ADS representing four hundred (400) ordinary shares to a new ratio of one (1) ADS representing ten thousand (10,000) ordinary shares. For ADS holders, the ratio change had the same effect as a one-for-25 reverse ADS split.  This was in addition to a ratio change of the ADSs to our non-traded Ordinary Shares that we completed in March 2023 from the previous ratio of one ADS representing ten Ordinary Shares to a new ratio of one ADS representing 400 Ordinary Shares in order to regain compliance with the minimum bid price requirement, after completing. On September 5, 2024, we announced that we had received confirmation from the Listings Qualifications Department that the Company had regained compliance with the minimum bid price requirement and is now compliant with applicable listing standards for continued Nasdaq listing.

Additionally, in the recent past, we did not meet the continued listing requirement for market value of publicly held shares (“MVPHS”), and only regained compliance with such requirement by transferring the listing of the ADSs to the Nasdaq Capital Market from the Nasdaq Global Market in November 2023. No assurance can be given that the price of the ADSs will not again be in violation of Nasdaq’s minimum bid price requirement or the MVPHS requirement in the future. Our failure to meet these requirements may result in our securities being delisted from Nasdaq. A delisting could substantially decrease trading in the ADSs, adversely affect the market liquidity of the ADSs as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. Additionally, the market price of the ADSs may decline further and shareholders may lose some or all of their investment.

U.S. holders of ADSs may suffer adverse tax consequences if we were characterized as a passive foreign investment company.

Based on the current composition of our gross income and assets and on reasonable assumptions and projections no assurance can be given that we will not be treated as a passive foreign investment company (a “PFIC”), for U.S. federal income tax purposes for 2024. If we were characterized as a PFIC, U.S. holders of the ADSs  may suffer adverse tax consequences such as (i) having gains realized on the sale of the ADSs treated as ordinary income rather than capital gain, not qualifying for the preferential rate otherwise applicable to dividends received in respect of the ADSs  by individuals who are U.S. holders, and (ii) having interest charges apply to certain distributions by us and upon certain sales of the ADSs.

Risks Related to the Offering

We will have broad discretion in how to use the net proceeds of this offering, and we may not use these proceeds in a manner desired by our investors.

We will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. Our needs may change as the business and the industry that we address evolves. As a result, the proceeds to be received in this offering may be used in a manner significantly different from our current expectations. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

It is not possible to predict the number of ADSs that will be sold under the Sales Agreement.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Wainwright at any time throughout the term of the Sales Agreement. The number of ADSs that are sold through Wainwright after our delivery of a placement notice will fluctuate based on a number of factors, including the market price of the ADSs during the sales period, any limits we may set with Wainwright in any applicable placement notice and the demand for the ADSs. Accordingly, it is not possible at this stage to predict the number of ADSs that will ultimately be sold.

The ADSs offered hereby will be sold in “at-the-market offerings” and investors who buy ADSs at different times will likely pay different prices.

Investors who purchase ADSs in this offering at different times likely will pay different prices, and accordingly may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand and the terms of the Sales Agreement, to vary the timing, prices and number of ADSs sold in this offering. In addition, subject to the final determination by our board of directors or any restrictions we may place in any applicable placement notice, there is no minimum or maximum sales price for ADSs to be sold in this offering. Investors may experience a decline in the value of the ADSs they purchase in this offering as a result of sales made at prices lower than the prices they paid.

You will experience immediate and substantial dilution in the book value per ADS you purchase.

The offering price per ADS in this offering may exceed our net tangible book value per ADS outstanding prior to this offering. Assuming that an aggregate of 571,617 ADSs are sold during the term of the Sales Agreement with Wainwright, at a price of $6.06 per ADS (the last reported sale price of the ADSs on Nasdaq on January 29, 2025), for aggregate gross proceeds of approximately $3,464,000, and after deducting commissions and estimated offering expenses payable by us, purchasers in this offering will experience immediate and substantial dilution of $8.52 per ADS, representing the difference between the assumed offering price per ADS and our pro forma as adjusted net tangible book value per ADS as of June 30, 2024, after giving effect to this offering. If holders of outstanding options or warrants exercise those options or warrants at prices below the price you pay, you will experience further dilution. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. Because the sales of the ADSs offered hereby will be made directly into the market, the prices at which we sell these ADSs will vary, and these variations may be significant. Purchasers of the ADSs we sell, as well as our existing shareholders, will experience significant dilution if we sell ADSs at prices significantly below the price at which they invested.

ADSs representing a substantial percentage of our outstanding Ordinary Shares may be sold in this offering and such ADSs will be freely tradable, which could cause the price of the ADSs to decline.

A substantial number of the ADSs may be sold in the public market in this offering, and all of the ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act. These sales, and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, may cause the market price of the ADSs to decline. This could make it more difficult for you to sell your ADSs at a time and price that you deem appropriate and could impair our ability to raise capital through the sale of additional equity securities.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional ADSs, Ordinary Shares or other securities convertible into or exchangeable for the ADSs or our Ordinary Shares at prices that may not be the same as the price per ADS in this offering. We may sell ADSs, Ordinary Shares or other securities in any other offering at a price per share that is less than the price per ADS paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to the rights of ADS holders. The price per share at which we sell additional ADSs, Ordinary Shares or securities convertible or exchangeable into ADSs or Ordinary Shares, in future transactions may be higher or lower than the price per ADS paid by investors in this offering.

USE OF PROCEEDS

We may issue and sell ADSs having aggregate sales proceeds of up to $3,464,000 from time to time under this prospectus supplement and the accompanying base prospectus. Because there is no minimum offering amount required as a condition of this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will be able to sell any ADSs under or fully utilize the Sales Agreement with Wainwright as a source of financing.

We currently intend to use the net proceeds from this offering to fund our commercialization activities, research and development, working capital, acquisitions and general corporate purposes. We currently have no binding agreements or commitments to complete any transaction for possible acquisitions, though we are currently, and likely to continue, exploring possible acquisition candidates. There is no certainty that we will be able to complete any such transactions.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to be received from this offering, if any. The amounts and timing of our actual expenditures will depend on numerous factors including our operating costs and the amount of funding, if any, received from this offering. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of management regarding the application of the net proceeds from this offering.

CAPITALIZATION

The table below sets forth our total capitalization as of June 30, 2024:

•	on an actual basis;

•
on a pro forma basis, after giving effect to the Global Termination Agreement, which increased our total debt by approximately $12.2 million and our cash by approximately $9.9 million, resulting in a loss of approximately $2.3 million (the “Pro Forma Adjustment”); and

•
on a pro forma as adjusted basis to further reflect the assumed sale of 571,617 ADSs at an assumed offering price of $6.06 per ADS (the last reported sale price of the ADSs on Nasdaq on January 29, 2025), for aggregate gross proceeds of approximately $3,464,000, and after deducting commissions and estimated offering expenses payable by us.

The actual, pro forma and pro forma as adjusted data included in the table below is unaudited. The financial data in the following table should be read in conjunction with and is qualified in its entirety by reference to our financial statements and notes thereto included in our most recent Annual Report on Form 20-F and the other financial information incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	As of June 30, 2024
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Total debt (1)	$21,963	$34,210	$34,210
Ordinary shares, par value NIS 0.01 per share	34,785	34,785	50,663
Additional paid-in capital	375,333	375,333	362,675
Accumulated deficit	$(410,057)	$(412,416)	$(412,416)
Total shareholders’ equity	61	(2,298)	922
Total capitalization and indebtedness	$22,024	$31,912	$35,132

(1)
Includes $21.2 million reported as current liabilities, which mainly consist of allowance for deductions from revenue, accrued expenses, accounts payable and derivative financial instruments, and $0.7 million reported as non-current liabilities, which consist of lease liabilities and royalty obligations. The warrants granted in (i) the underwritten offering consummated in December 2022, (ii) the registered direct offering consummated in January 2024, and (iii) the registered direct offering consummated in April 2024 were classified as a financial liability due to a net settlement provision. Therefore, some of the proceeds of the issuances were classified as derivative financial instruments and increased the total debt accordingly.

The above table is based on 12,805,391,000 Ordinary Shares issued and outstanding as of June 30, 2024. As of June 30, 2024, prior to giving effect to this offering, we had outstanding (i) 29,480,000 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.64 per share (equivalent to 2,948 ADSs at a weighted average exercise price of $6,384.40 per ADS), (ii) 5,606,620,000 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.003 per share (equivalent to 560,662 ADSs at a weighted average exercise price of $29.60 per ADS), and (iii) 56,417 outstanding RSUs, each RSU representing one ADS.

Unless otherwise stated, outstanding share information throughout this prospectus supplement excludes such outstanding securities and assumes no exercise of the outstanding options or warrants or vesting or settlement of the outstanding RSUs, as applicable, described above.

DILUTION

If you invest in the ADSs, your interest will be diluted immediately to the extent of the difference between the price per ADS you pay in this offering and our pro forma as adjusted net tangible book value per ADS after giving effect to this offering.

Our net tangible book value as of June 30, 2024, was approximately $(5.4) million, or approximately $(4.23) per ADS. Net tangible book value represents the amount of our total tangible assets minus total liabilities, net of leases presented as right-of-use assets and lease liabilities.

Our pro forma net tangible book value as of June 30, 2024, after giving effect to the Pro Forma Adjustment, would have been approximately $(7.8) million, or approximately $(6.07) per ADS.

After giving further effect to the assumed sale of 571,617 ADSs at an assumed offering price of $6.06 per ADS (the last reported sale price of the ADSs on Nasdaq on January 29, 2025), for aggregate gross proceeds of approximately $3,464,000, and after deducting commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2024, would have been approximately $(4.6) million, or approximately $(2.46) per ADS. This represents an immediate increase in net tangible book value of $3.61 per ADS to our existing shareholders and an immediate dilution in net tangible book value of approximately $8.52 per ADS to new investors in this offering, as illustrated by the following table:

Assumed offering price per ADS		$6.06
Net tangible book value per ADS as of June 30, 2024	$(4.23)
Decrease in net tangible book value per ADS attributable to the Pro Forma Adjustment	$(1.84)
Pro forma net tangible book value per ADS as of June 30, 2024	$(6.07)
Increase in pro forma net tangible book value per ADS attributable to investors purchasing ADSs in this offering	$3.61
Pro forma as adjusted net tangible book value per ADS as of June 30, 2024, after giving effect to this offering		$(2.46)
Dilution in pro forma as adjusted net tangible book value per ADS to investors purchasing ADSs in this offering		$8.52

The above table is based on 12,805,391,000 Ordinary Shares issued and outstanding as of June 30, 2024. As of June 30, 2024, prior to giving effect to this offering, we had outstanding (i) 29,480,000 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.64 per share (equivalent to 2,948 ADSs at a weighted average exercise price of $6,384.40 per ADS), (ii) 5,606,620,000 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.003 per share (equivalent to 560,662 ADSs at a weighted average exercise price of $29.60 per ADS), and (iii) 56,417 outstanding RSUs, each RSU representing one ADS.

Unless otherwise stated, outstanding share information throughout this prospectus supplement excludes such outstanding securities and assumes no exercise of the outstanding options or warrants or vesting or settlement of the outstanding RSUs, as applicable, described above.

The pro forma and pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to further adjustment based on the actual offering price of the ADSs and the number of ADSs sold.

To the extent that outstanding options or warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity, your ownership will be further diluted.

MATERIAL TAX CONSIDERATIONS

Israeli Tax Considerations

General

The following is a brief summary of the material tax consequences under Israeli law concerning the purchase, ownership and disposition of American Depositary Shares representing Ordinary Shares (collectively, the “Shares”).

This discussion does not purport to constitute a complete analysis of all potential tax consequences applicable to investors upon purchasing, owning or disposing of our Shares. In particular, this discussion does not take into account the specific circumstances of any particular investor (such as tax-exempt entities, financial institutions, certain financial companies, broker-dealers, investors that own, directly or indirectly, 10% or more of our outstanding voting rights, all of whom are subject to special tax regimes not covered under this discussion). To the extent that issues discussed herein are based on legislation that has yet to be subject to judicial or administrative interpretation, there can be no assurance that the views expressed herein will accord with any such interpretation in the future. This discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with retroactive effect. The discussion below is not intended, and should not be construed, as legal or professional tax advice and does not cover all possible tax considerations.

Potential investors are urged to consult their own tax advisors as to the Israeli or other tax consequences of the purchase, ownership, and disposition of the Shares, including, in particular, the effect of any foreign, state or local taxes.

General Corporate Tax Structure in Israel

Israeli resident companies are generally subject to corporate tax on their taxable income at the rate of 23% for the 2025 tax year. A corporation will generally be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

Taxation of Shareholders

Capital Gains

Capital gain tax is imposed on the disposition of capital assets by an Israeli tax resident and on the disposition of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless an exemption is available or unless an applicable double tax treaty between Israel and the seller’s country of residence provides otherwise. The Israeli Income Tax Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus”. “Real Gain” is the excess of the total capital gain over Inflationary Surplus generally computed on the basis of the increase in the Israeli Consumer Price Index between the date of purchase and the date of disposition. Inflationary Surplus is not currently subject to tax.

In 2025, the Real Gain accrued by individuals on the sale of the Shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Substantial Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s Means Of Control) at the time of sale or at any time during the preceding 12 month period, such gain will be taxed at the rate of 30%.“Means Of Control” generally include the right to vote, receive profits, nominate a director or other general manager or like the same, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right.

Corporate and individual shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (23% for corporations in 2025), and a marginal tax rate of up to 50% in 2025 for individuals, including an excess tax (as discussed below).

Notwithstanding the foregoing, capital gains generated from the sale of our Shares by a non-Israeli resident shareholder may be exempt from Israeli capital tax under the Israeli Income Tax Ordinance provided (among other conditions) that the seller does not have a permanent establishment in Israel to which the generated capital gain is attributed. However, non-Israeli resident corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a 25% or more interest in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of the Shares may be exempt from Israeli capital gain tax under the provisions of an applicable double tax treaty. For example, the Convention Between the Government of the United States of America and the Government of the State of Israel with Respect to Taxes on Income, or the U.S.-Israel Double Tax Treaty, exempts a U.S. resident (for purposes of the U.S.-Israel Double Tax Treaty) from Israeli capital gain tax in connection with the sale, exchange or other disposition of the Shares, provided (among other conditions) that: (i) the U.S. resident owned, directly or indirectly, less than 10% of the voting power of the company at any time within the 12-month period preceding such sale; (ii) the U.S. resident, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel; however, under the U.S.-Israel Double Tax Treaty, the taxpayer may be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The U.S.-Israel Double Tax Treaty does not relate to U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gain in order to avoid withholding at source at the time of sale. Specifically, the Israel Tax Authority (“ITA”) may require shareholders who are not liable for Israeli capital gains tax on such a sale to sign declarations in forms prescribed by the ITA, provide documents (including, for example, a certificate of residency) or obtain a specific exemption from the ITA to confirm their status as non-Israeli residents (and, in the absence of such declarations or exemptions, the ITA may require the purchaser or any applicable payor of the shares to withhold tax at source).

Payers of consideration for the Ordinary Shares, including the purchaser, the Israeli stockbroker or the financial institution through which the Shares are held, are generally obligated, subject to certain exemptions, to withhold tax upon the sale of Shares at a rate of 25% of the consideration for individuals and corporations.

Upon the sale of traded securities, a detailed return, including a computation of the tax due, must be filed and an advance payment must be paid to the Israeli Tax Authority on January 31 and July 31 of every tax year in respect of sales of traded securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Israeli Income Tax Ordinance and regulations promulgated thereunder, such return need not be filed, and no advance payment must be paid. Capital gains are also reportable on annual income tax returns.

Dividends

Dividends distributed by a company to a shareholder who is an Israeli resident individual will generally be subject to income tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a Substantial Shareholder, as defined above, at the time of distribution or at any time during the preceding 12 month period. If the recipient of the dividend is an Israeli resident corporation, such dividend will generally be exempt from Israeli income tax provided that the income from which such dividend is distributed, derived or accrued within Israel.

Dividends distributed by an Israeli resident company to a non-Israeli resident (either an individual or a corporation) are generally subject to Israeli withholding tax on the receipt of such dividends at the rate of 25% (30% if the dividend recipient is a Substantial Shareholder at the time of distribution or at any time during the preceding 12 month period). These rates may be reduced under the provisions of an applicable double tax treaty. For example, under the U.S.-Israel Double Tax Treaty, the following withholding tax rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation that holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting share capital of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain types of interest or dividends the tax rate is 12.5%; (ii) if both the conditions mentioned in clause (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate under The Law for the Encouragement of Capital Investments, 1959, the tax rate is 15%; and (iii) in all other cases, the tax rate is 25%. The aforementioned rates under the U.S.-Israel Double Tax Treaty will not apply if the dividend income is attributed to a permanent establishment of the U.S. resident in Israel.

To the extent any payment of dividends by the Company is subject to Israeli withholding taxes, the Company (or its withholding agent) shall make the required withholding and remit such taxes to the ITA.

Excess Tax

Individual holders who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income including, but not limited to, income derived from dividends, interest and capital gains, exceeding a certain threshold (currently NIS 721,560 for years 2024 through 2027, which amount will be updated annually starting January 1, 2028, based on the change in the Israeli consumer price index) (the “Threshold Amount”). An additional 2% tax applies to "capital income" earned as of January 1, 2025 (including capital gains, dividends, and interest) exceeding the Threshold Amount.

Estate and Gift Tax

Israel does not currently impose estate or gift taxes if the Israeli Tax Authority is satisfied that the gift was made in good faith and on condition that the recipient of the gift is not a non-Israeli resident.

Foreign Exchange Regulations

Non-residents of Israel who hold our Shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated and may be restored at any time by administrative action.

Material U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of the ADSs by U.S. Holders, as defined below. This summary addresses solely U.S. Holders who acquire ADSs and who hold ADSs as capital assets for tax purposes. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed U.S. Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms. This summary does not address all U.S. federal income tax matters that may be relevant to a particular holder or all tax considerations that may be relevant with respect to an investment in the ADSs.

This summary does not address tax considerations applicable to a holder of the ADSs that may be subject to special tax rules including, without limitation, the following:

•	dealers or traders in securities, currencies, or notional principal contracts;
•	banks, insurance companies, and other financial institutions;
•	real estate investment trusts or regulated investment companies;
•	persons or corporations subject to an alternative minimum tax;
•	tax-exempt organizations;
•	traders that have elected mark-to-market accounting;
•	corporations that accumulate earnings to avoid U.S. tax;
•	pension plans;
•	investors that hold the ADSs as part of a “straddle,” “hedge,” or “conversion transaction” with other investments;
•	persons that actually or constructively own 10 percent or more of our Ordinary Shares outstanding by vote or by value;
•	persons that are treated as partnerships or other pass-through entities for U.S. federal income purposes; and
•	U.S. Holders whose functional currency is not the U.S. dollar.

This summary does not address the effect of any U.S. federal taxation other than U.S. federal income taxation, and does not include any discussion of state, local, or foreign tax consequences to a holder of the ADSs. In addition, this summary does not include any discussion of the U.S. federal income tax consequences to any holder of ADSs that is not a U.S. Holder.

You are urged to consult your own tax advisor regarding the foreign and U.S. federal, state, and local income and other tax consequences of an investment in the ADSs, including the potential effects of any proposed legislation, if enacted.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of an Ordinary Share or ADS that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;
•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (1) if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement that is classified as a partnership for U.S. federal tax purposes holds Ordinary Shares or ADSs, the U.S. federal tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Entities or arrangements that are classified as partnerships for U.S. federal tax purposes and persons holding Ordinary Shares or ADSs through such entities should consult their own tax advisors.

In general, and assuming that all obligations under the Deposit Agreement will be satisfied in accordance with the terms of the Deposit Agreement, if you hold ADSs, you will be treated as the holder of the underlying Ordinary Shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, gain or loss generally will not be recognized if you exchange ADSs for the underlying Ordinary Shares represented by those ADSs.

Distributions

If we make any distribution with respect to the Securities, subject to the discussion under “- Passive Foreign Investment Companies” below, the gross amount of any distribution actually or constructively received by a U.S. Holder (through the Depositary) with respect to a Security will generally be taxable to the U.S. Holder as foreign-source dividend income to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. The amount distributed will include the amount of any Israeli taxes withheld from such distribution, as described above under the caption “Material Tax Considerations-Israeli Tax Considerations.” A U.S. Holder will not be eligible for any dividends received deduction in respect of the dividends paid by us, which deduction is otherwise available to a corporate U.S. Holder in respect of dividends received from a domestic corporation. Distributions in excess of earnings and profits will be non-taxable to the U.S. Holder to the extent of the U.S. Holder’s adjusted tax basis in its Securities. Distributions in excess of such adjusted tax basis will generally be taxable to a U.S. Holder as capital gain from the sale or exchange of property as described below under “-Sale or Other Disposition of ADSs.” If we do not report to a U.S. Holder the portion of a distribution that exceeds earnings and profits, then the distribution will generally be taxable as a dividend. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

Under the Code, certain qualified dividends received by non-corporate U.S. Holders will be subject to U.S. federal income tax at the preferential long-term capital gains of, currently, a maximum of 20%. This preferential income tax rate is applicable only to dividends paid by a “qualified foreign corporation” that is not a PFIC for the year in which the dividend is paid or for the preceding taxable year, and only with respect to the Securities held by a qualified U.S. Holder (i.e., a non-corporate holder) for a minimum holding period (generally 61 days during the 121-day period beginning 60 days before the ex-dividend date) and certain other holding period requirements are met. If such holding period requirements are met, dividends we pay with respect to the Securities generally will be qualified dividend income. However, if we were a PFIC, dividends paid by us to individual U.S. Holders would not be eligible for the reduced income tax rate applicable to qualified dividends. As discussed below under “- Passive Foreign Investment Companies,” no assurance can be given that we will not be treated as a PFIC for our current taxable or future taxable years. You should consult your own tax advisor regarding the availability of this preferential tax rate under your particular circumstances.

The amount of any distribution paid in a currency other than U.S. dollars (a “foreign currency”), including the amount of any withholding tax thereon, will be included in the gross income of a U.S. Holder in an amount equal to the U.S. dollar value of the foreign currency calculated by reference to the exchange rate in effect on the date of the U.S. Holder’s (or, in the case of ADSs, the Depositary’s) receipt of the dividend, actively or constructively, regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize a foreign currency gain or loss in respect of the dividend. If the foreign currency received in the distribution is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency will be treated as U.S. source ordinary income or loss and will not be eligible for the preferential rate applicable to qualified dividend income.

Subject to certain conditions and limitations, any Israeli taxes withheld on dividends may be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to generally applicable limitations. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit in your particular situation.

Sale, Exchange or Other Disposition of ADSs

Subject to the discussion under “- Passive Foreign Investment Companies” below, a U.S. Holder that sells or otherwise disposes of its Securities will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. Holder’s adjusted basis in the Securities. Such gain or loss generally will be capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period of the Securities exceeds one year at the time of the sale or other disposition. Long-term capital gains realized by non-corporate U.S. Holders are generally subject to a preferential U.S. federal income tax rate. In general, gain or loss recognized by a U.S. Holder on the sale or other disposition of the Securities will be U.S. source gain or loss for purposes of the foreign tax credit limitation. However, if we are a PFIC, any such gain will be subject to the PFIC rules, as discussed below, rather than being taxed as a capital gain. As discussed below in “-Passive Foreign Investment Companies,” no assurance can be given that we will not be treated as a PFIC for our current taxable year and future taxable years.

If a U.S. Holder receives foreign currency upon a sale or exchange of the Securities, gain or loss will be recognized in the manner described above under “- Distributions.” However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. Holder, the U.S. Holder generally should not be required to recognize any foreign currency gain or loss on such conversion.

As discussed above under the heading “Material Tax Considerations-Israeli Tax Considerations-Taxation of Shareholders,” a U.S. Holder who holds Securities through an Israeli broker or other Israeli intermediary may be subject to Israeli withholding tax on any capital gains recognized on a sale or other disposition of the Securities. Any Israeli tax paid under circumstances in which an exemption from (or a refund of or a reduction in) such tax was available will not be creditable for U.S. federal income tax purposes. U.S. Holders are advised to consult their Israeli broker or intermediary regarding the procedures for obtaining an exemption or reduction.

Medicare Tax on Unearned Income

Non-corporate U.S. Holders whose income exceeds certain thresholds are required to pay an additional 3.8% tax on their net investment income, which includes dividends paid on the Securities and capital gains from the sale or other disposition of the Securities.

Passive Foreign Investment Companies

The treatment of the Company as a PFIC is based on the value and composition of our assets, and no assurance can be given that we will not be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or future taxable years. We will be considered a PFIC for any taxable year if:

•	at least 75% of its gross income for such taxable year is passive income; or
•
at least 50% of the value of its assets (based on an average of the fair market values of the assets determined at the end of each quarter during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For purposes of the above calculations, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received a proportionate share of the income of such other corporation directly. Passive income generally includes, among other things, dividends, interest, rents, royalties and certain capital gain, but generally excludes rents and royalties that are derived in the active conduct of a trade or business and which are received from a person other than a related person.

A separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of the Ordinary Shares or ADSs, our PFIC status will depend in large part on the market price of the Ordinary Shares or ADSs, which may fluctuate significantly.

If we are a PFIC for any year during which a U.S. Holder holds Ordinary Shares or ADSs, such Ordinary Shares or ADSs generally will continue to be treated as Ordinary Shares or ADSs in a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder holds the Ordinary Shares or ADSs, unless we cease to be a PFIC and such U.S. Holder makes a “deemed sale” election with respect to the Ordinary Shares or ADSs such U.S. Holder holds. If such election is made, a U.S. Holder will be deemed to have sold the Ordinary Shares or ADSs it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the U.S. federal income tax treatment described below. After the deemed sale election, the Ordinary Shares or ADSs with respect to which the deemed sale election was made will not be treated as Ordinary Shares or ADSs in a PFIC unless we subsequently become a PFIC.

For each taxable year for which we are treated as a PFIC with respect to a U.S. Holder, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” it receives and any gain it realizes from a sale or other disposition (including a pledge) of the Ordinary Shares or ADSs, unless it makes a “mark-to-market” election or a “qualified electing fund” election as discussed below. Distributions that a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions it received during the shorter of the three preceding taxable years or its holding period for the Ordinary Shares or ADSs will be treated as an excess distribution. Under these special tax rules, if a U.S. Holder receives any excess distribution or realizes any gain from a sale or other disposition of the Ordinary Shares or ADSs:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or ADSs;
•
the amount of excess distribution or gain allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, must be included in the U.S. Holder’s gross income (as ordinary income) for the current tax year; and

•
the amount allocated to each other year will be subject to the highest marginal tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to such amounts allocated to each other year.

The tax liability for amounts allocated to years before the year of disposition or “excess distribution” cannot be offset by any losses for such years. Additionally, any gains realized on the sale of the Ordinary Shares or ADSs cannot be treated as capital gains.

If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, to the extent any of our subsidiaries are also PFICs, such U.S. Holder will be deemed to own its proportionate share of any such subsidiaries that are PFICs, and such U.S. Holder may be subject to the rules described in the preceding two paragraphs with respect to the shares of such subsidiaries that are PFICs it will be deemed to own. As a result, a U.S. Holder may incur liability for any “excess distribution” described above if we receive a distribution from such subsidiaries that are PFICs or if we dispose of, or are deemed to dispose of, any shares in such subsidiaries that are PFICs. You should consult your own tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the general tax treatment for PFICs discussed above. If a U.S. Holder makes a mark-to-market election for the ADSs, such U.S. Holder will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of such U.S. Holder’s taxable year over such U.S. Holder’s adjusted basis in such ADSs. A U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs included in a U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for the ADSs. A U.S. Holder’s basis in the ADSs will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes a valid mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs will apply to distributions by us, except the lower applicable tax rate for qualified dividend income will not apply. If we cease to be a PFIC when a U.S. Holder has a mark-to-market election in effect, gain or loss realized by such U.S. Holder on the sale of the ADSs will be a capital gain or loss and taxed in the manner described above under “- Sale, Exchange, or Other Disposition of ADSs.”

The mark-to-market election is available only for “marketable stock,” which is a stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or another market, as defined in applicable U.S. Treasury regulations. Any trades that have as their principal purpose meeting this requirement will be disregarded. The ADSs are listed on Nasdaq and, accordingly, provided the ADSs are regularly traded, the mark-to-market election will be available to a U.S. Holder of ADSs if we are a PFIC. Once made, the election cannot be revoked without the consent of the IRS unless the ADSs cease to be marketable stock. If we are a PFIC for any year in which the U.S. Holder owns the ADSs but before a mark-to-market election is made, the interest charge rules described above will apply to any mark-to-market gain recognized in the year the election is made. If any of our subsidiaries are or become PFICs, the mark-to-market election will not be available with respect to the shares of such subsidiaries that are treated as owned by a U.S. Holder. Consequently, a U.S. Holder could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via mark-to-market adjustments. You should consult your own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

In certain circumstances, a U.S. Holder of stock in a PFIC can make a “qualified electing fund” election to mitigate some of the adverse tax consequences of holding stock in a PFIC by including in income its share of the corporation’s income on a current basis. However, we do not currently intend to prepare or provide the information that would enable a U.S. Holder to make a qualified electing fund election.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual information return on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualifying Electing Fund) containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file such annual information return could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax. You should consult your own tax advisors regarding the requirements of filing such information returns under these rules, taking into account the uncertainty as to whether we are currently treated as or may become a PFIC.

YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE IMPACT AND APPLICATION OF THE PFIC RULES ON YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs.

Backup Withholding and Information Reporting

Payments of dividends with respect to Ordinary Shares or ADSs and the proceeds from the sale, retirement, or other disposition of Ordinary Shares or ADSs made by a U.S. paying agent or other U.S. intermediary will generally be reported to the IRS and to the U.S. Holder as may be required under applicable U.S. Treasury regulations. We, or an agent, a broker, or any paying agent, as the case may be, may be required to withhold tax (backup withholding), currently at the rate of 24%, if a non-corporate U.S. Holder that is not otherwise exempt fails to provide an accurate taxpayer identification number and comply with other IRS requirements concerning information reporting. Certain U.S. Holders (including, among others, corporations and tax-exempt organizations) are not subject to backup withholding. Backup withholding is not an additional tax. Any amount of backup withholding withheld may be used as a credit against your U.S. federal income tax liability or may be refunded provided that the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

You should consult your own tax advisors regarding the backup withholding tax and information reporting rules.

Foreign Asset Reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in the Securities, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of the Securities.

PLAN OF DISTRIBUTION

We have entered into a Sales Agreement with Wainwright under which, and pursuant to this prospectus supplement and the accompanying base prospectus, we may issue and sell up to $3,464,000 of the ADSs from time to time through Wainwright as our sales agent. Sales of the ADSs, if any, will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act, including, without limitation, sales made directly on or through Nasdaq, the existing trading market for the ADSs, on or through any other existing trading market for the ADSs, to or through a market maker other than on an exchange or otherwise, directly to Wainwright as principal, or in any other method permitted by law.

Wainwright will offer the ADSs subject to the terms and conditions of the Sales Agreement on a daily basis or as otherwise agreed upon by us and Wainwright. We will designate the maximum number or amount of ADSs to be sold through Wainwright on a daily basis or otherwise determine such maximum number or amount together with Wainwright. Subject to the terms and conditions of the Sales Agreement, Wainwright will use commercially reasonable efforts consistent with its normal trading and sales practices to sell on our behalf all of the ADSs requested to be sold by us. We may instruct Wainwright not to sell ADSs if the sales cannot be effected at or above a minimum price designated by us in any such instruction. Wainwright or we may suspend the offering of the ADSs being made through Wainwright under the Sales Agreement upon proper notice to the other party. Wainwright and we each have the right, by giving written notice as specified in the Sales Agreement, to terminate the Sales Agreement at each party’s sole discretion at any time. The offering of the ADSs pursuant to the Sales Agreement will otherwise terminate upon the termination of the Sales Agreement as provided therein.

We will pay Wainwright commissions for its services in acting as agent in the sale of the ADSs. Wainwright will be entitled to a commission in an amount equal to 3% of the gross proceeds from the sale of the ADSs offered hereby sold by Wainwright. In addition, we have agreed to reimburse Wainwright for fees and disbursements related to its legal counsel in an amount not to exceed $50,000 and up to a maximum of (i) $2,500 per due diligence update session conducted in connection with each date we file periodic financial information on Form 6-K and (ii) $5,000 per due diligence update session conducted in connection with each date we file our Annual Report on Form 20-F or file a new registration statement, prospectus or prospectus supplement or amend the Sales Agreement, plus any incidental expense incurred by Wainwright in connection therewith. We estimate that the total expenses for the offering, excluding compensation payable to Wainwright under the terms of the Sales Agreement, will be approximately $90,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales of the ADSs, will equal our net proceeds for the sale of such ADSs.

Wainwright will be responsible for a particular day’s sales and will provide written confirmation to us no later than the next succeeding trading day on Nasdaq after each such day on which ADSs are sold through Wainwright under the Sales Agreement. Each confirmation will include the amount or number of ADSs sold through Wainwright on that day, the volume-weighted average price of the ADSs sold, the percentage of the daily trading volume and the net proceeds to us from such sales.

Settlement for sales of ADSs will occur, unless the parties agree otherwise, on the first trading day (or such shorter settlement cycle as may be in effect under Exchange Act Rule 15c6-1 from time to time) following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the ADSs on our behalf pursuant to the Sales Agreement, Wainwright will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to Wainwright will be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to Wainwright with respect to certain liabilities, including liabilities under the Securities Act or the Exchange Act. As sales agent, Wainwright will not engage in any transactions that stabilize the ADSs.

Wainwright and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received, and may in the future receive, customary fees.

This prospectus supplement and the accompanying base prospectus in electronic format may be made available on a website maintained by Wainwright and Wainwright may distribute this prospectus supplement and the accompanying base prospectus electronically.

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 and has not been filed with or approved by the Israel Securities Authority.

The address of Wainwright is 430 Park Avenue, 3rd Floor, New York, New York 10022.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Haynes and Boone, LLP, New York, New York. The validity of the securities being offered by this prospectus supplement will be passed upon for us by Goldfarb Gross Seligman & Co., Tel-Aviv, Israel. Ellenoff Grossman & Schole, New York, New York is representing Wainwright in connection with this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2023, have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) (which contains an adverse opinion on the effectiveness of the Company’s internal control over financial reporting and includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern as described in Note 1a(3) to the financial statements), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus supplement and the accompanying base prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus supplement, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus supplement and the accompanying base prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by April 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov). These SEC filings are also available to the public from commercial document retrieval services.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF INFORMATION BY REFERENCE

We file annual and special reports and other information with the SEC. These filings contain important information which does not appear in this prospectus supplement. The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus supplement the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus supplement have been sold or de-registered:

•	the description of our ADSs and our Ordinary Shares contained in Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 8, 2024;

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 8, 2024; and

•
reports on Form 6-K filed on April 24, 2024, May 6, 2024, June 3, 2024, June 6, 2024, July 9, 2024, July 22, 2024, August 1, 2024, August 6, 2024, August 13, 2024, August 16, 2024, August 19, 2024, August 21, 2024, August 26, 2024, August 29, 2024, September 3, 2024, September 5, 2024, September 5, 2024, September 9, 2024, September 17, 2024, September 18, 2024, September 30, 2024, October 1, 2024, October 15, 2024, October 22, 2024, October 28, 2024, December 2, 2024, December 10, 2024 and January 21, 2025 (in each case only to the extent provided in such Form 6-K).

In addition, all subsequent annual reports on Form 20-F filed prior to the termination of this offering, and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus supplement forms a part, shall be considered to be incorporated into this prospectus supplement by reference and shall be considered a part of this prospectus supplement from the date of filing or submission of such documents.

Certain statements in and portions of this prospectus supplement update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement may update and replace statements in and portions of this prospectus supplement or the above-listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha’arba’a Street, Tel Aviv 6473921, Israel, Attn: Dror Ben-Asher, telephone number: +972 (3) 541-3131. You may also obtain information about us by visiting our website at www.redhillbio.com. Information contained in our website is included as an inactive textual reference only and is not part of this prospectus supplement or the accompanying base prospectus. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

OFFERING EXPENSES

The following table sets forth the estimated costs and expenses, other than any sales agent fees and expenses, we expect to incur in connection with this offering.

Legal fees and expenses	$50,000
Accountants’ fees and expenses	$30,000
Miscellaneous	$10,000
Total	$90,000

Each of the amounts set forth above is an estimate.

PROSPECTUS

$50,000,000
American Depositary Shares representing Ordinary Shares
Ordinary Shares
Warrants
Subscription Rights
Units

REDHILL BIOPHARMA LTD.

We may offer to the public from time to time in one or more series or issuances American Depositary Shares (“ADSs”), ordinary shares (“Ordinary Shares”), warrants, subscription rights and/or units consisting of two or more of these classes or series of securities. Each ADS represents four hundred (400) of our Ordinary Shares.

We refer to the ADSs, Ordinary Shares, warrants, subscription rights and units collectively as “securities” in this prospectus.

Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offeror, the offering and the specific terms of the securities offered. This prospectus may not be used to consummate a sale of securities by us unless accompanied by the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may, from time to time, offer to sell the securities, through public or private transactions, directly or through underwriters, agents or dealers, on or off the Nasdaq Capital Market, as applicable, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

As of August 9, 2024, the aggregate market value worldwide of our outstanding voting and non-voting common equity held by non-affiliates was approximately $24.2 million, based on 32,013,477 ADSs outstanding, of which 31,891,931 ADSs were held by non-affiliates, and a per ADS price of $0.76 based on the closing sale price of our ADSs on the Nasdaq Capital Market on August 1, 2024. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell, pursuant to the registration statement of which this prospectus forms a part, securities with a value exceeding one-third of the aggregate market value of our outstanding ADSs held by non-affiliates in any 12-month period, so long as the aggregate market value of our ordinary shares held by non-affiliates is less than $75.0 million.

The ADSs are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RDHL.” On August 5, 2024, the last reported sale price of the ADSs was $0.46 per ADS.

We are a “foreign private issuer” under applicable Securities and Exchange Commission rules, and will be subject to reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being a Foreign Private Issuer.”

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 5 and the “Risk Factors” in “Item 3: Key Information - Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2024.

ii

TABLE OF CONTENTS

iii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this process, we may offer and sell our securities under this prospectus.

Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total price to the public of $50,000,000. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial statements and related notes and other financial data incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference into this prospectus and does not contain all the information you should consider before investing in our securities. You should carefully read the prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

REDHILL BIOPHARMA LTD.

We are a specialty biopharmaceutical company, primarily focused on GI and infectious diseases. Our primary goal is to become a leading specialty biopharmaceutical company.

We are currently focused primarily on the advancement of our development pipeline of clinical-stage therapeutic candidates. We also commercialize in the U.S. GI-related products, Talicia® (omeprazole, amoxicillin, and rifabutin) and (until October 8, 2024) Aemcolo® and continue to explore our strategic plans for such products and activities.

Among the therapeutic candidates, we are exploring opaganib is being as a potential treatment for various conditions, including GI-ARS, COVID-19 and other viruses as part of pandemic preparedness, such as the Ebola virus. Inflammatory conditions and solid tumors are additional areas of focus for opaganib. Furthermore, we are investigating RHB-107 (upamostat) as a potential treatment for COVID-19 and other viruses as part of pandemic preparedness, including the Ebola virus.

Our current pipeline consists of five therapeutic candidates, most of which are in clinical development. We generate our pipeline of therapeutic candidates by identifying, validating and in-licensing or acquiring products that are consistent with our product and corporate strategy and that have the potential to exhibit a favorable probability of therapeutic and commercial success. We have one product that we primarily developed internally which has been approved for marketing and, to date, none of our other therapeutic candidates has generated revenues. We have out-licensed one of our commercial products, Talicia® for specific territories outside the U.S. and we plan to commercialize our therapeutic candidates, upon approval, if any, through licensing and other commercialization arrangements with pharmaceutical companies on a global and territorial basis or independently with a dedicated commercial operations or in potential partnership with other commercial-stage companies. We also evaluate, on a case-by-case basis, co-development, co-promotion, licensing, acquisitions and similar arrangements.

Termination of Exclusive U.S. license Agreement to Terminate U.S. License for Aemcolo®

On July 9, 2024, we announced the mutual decision with Cosmo Technologies Ltd. (“Cosmo”) to voluntary terminate our exclusive U.S. license agreement for Aemcolo®, a treatment for traveler’s diarrhea (the “License Agreement”). The License Agreement, initially dated October 17, 2019, will be officially terminated on October 8, 2024. Per the terms of the License Agreement, we will immediately cease any commercialization of Aemcolo® upon termination of the License Agreement, at which point all rights previously ascribed in the License Agreement to us will revert to Cosmo.

Global Termination Agreement

On July 22, 2024, we announced the signing of a Global Termination Agreement with Movantik Acquisition Co., Valinor Pharma, LLC, and HCR Redhill SPV, LLC (the “Agreement”). As a result of the Agreement, RedHill received approximately $9.9 million in cash and gained full control over an additional $0.74 million currently held in a restricted account, leading to an increase of approximately $12.2 million in liabilities for RedHill, reflecting assumed and settled liabilities between the parties, resulting in a net balance sheet reduction of approximately $2.3 million. In addition, the Agreement ends all existing credit ties with the Agreement parties, removes the existing lien against Talicia® and restores control over cash collections back to RedHill.

Nasdaq Minimum Bid Price Requirement

On March 11, 2024, we received a letter from the Listings Qualifications Department of The Nasdaq Stock Market LLC (the “Listing Qualifications Department”) indicating that for the thirty consecutive business days prior to March 11, 2024, the bid price for the ADSs had closed below the minimum $1.00 per ADS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days, or until September 9, 2024, to regain compliance. The letter states that the Listing Qualifications Department staff will provide written notification that we have achieved compliance with Nasdaq Listing Rule 5450(a)(1) if at any time before September 9, 2024, the bid price of the ADSs closes at $1.00 per ADS or more for a minimum of ten consecutive business days. In the event that we do not regain compliance with the minimum closing bid price requirement by September 9, 2024, we may be eligible for an additional 180 calendar day period to regain compliance, provided that we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and would need to provide written notice of our intention to cure the deficiency during the second compliance period. We intend to monitor the closing bid price of the ADSs and may, if appropriate, consider implementing available options to cure the deficiency and regain compliance with the Nasdaq minimum bid price requirement within the compliance period.

Kukbo Proceedings

We continue our litigation against Kukbo Co. Ltd. (“Kukbo”), which we filed on September 2, 2022, in the Supreme Court of the State of New York, County of New York, Commercial Division, as a result of Kukbo’s default in delivering us an aggregate of $6.5 million under the subscription agreement, dated October 25, 2021, in exchange for the ADSs that we were to issue to Kukbo, and the exclusive license agreement with Kukbo, dated March 14, 2022. Kukbo thereafter filed counterclaims with various allegations, such as breach of contract, misrepresentation and the breach of the duty of good faith and fair dealing. The parties have completed discovery and depositions, and both parties have filed motions for summary judgment that are now pending before Justice Bannon. We intend to continue to rigorously pursue the Kukbo litigation. On November 20, 2023, we entered into a Contingency Fee Agreement with our legal firm, Haynes and Boone, LLP (“H&B”), under which certain legal costs related to the Kukbo litigation will be assumed by H&B.

January 2024 Offering

On January 26, 2024, we issued to certain institutional investors (i) in a registered direct offering, 10,000,000 ADSs at a purchase price of $0.80 per ADS and (ii) in a concurrent private offering, unregistered warrants to purchase 10,000,000 ADSs (the “January 2024 Offering”). The warrants have an exercise price of $1.00 per ADS, are exercisable immediately and will expire five years from the date of issuance.

The issuance of the warrants was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption provided by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. Pursuant to a securities purchase agreement (the “Purchase Agreement”), dated as of January 25, 2024, between us and the purchasers named on the signature pages thereto, we agreed, among other things, to file a registration statement with the SEC as soon as practicable (and in any event within fifteen (15) calendar days of the date of the Purchase Agreement) and to keep such registration statement effective until such time as the investors, their successors and assigns, as applicable, no longer own any warrants or the ADSs issuable upon exercise thereof.

As part of the compensation to the placement agent in connection with its role as the placement agent in the January 2024 Offering, pursuant to the engagement letter, dated as of January 24, 2024, between us and the placement agent, we issued to the placement agent’s designees unregistered warrants to purchase up to an aggregate of 600,000 ADSs at an exercise price of $1.00 per ADS. The warrants issued to the placement agent’s designees are exercisable immediately and will expire five years from the commencement of the sales pursuant to the January 2024 Offering.

April 2024 Offering

On March 29, 2024, we entered into a securities purchase agreement with certain investors, pursuant to which we agreed to issue and sell, in a registered direct offering directly to such investors, (i) 2,144,487 ADSs and (ii) warrants to purchase up to an aggregate of 2,144,487 ADSs, at a combined purchase price of $0.58289 per ADS and accompanying warrant (the “April 2024 Offering”). The warrants have an exercise price of $0.75 per ADS, are immediately exercisable upon issuance and have a term of five years following the issuance date. The April 2024 Offering closed on April 3, 2024. The gross proceeds to us were approximately $1.25 million, before deducting offering expenses payable by us.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are applicable to “foreign private issuers,” and under those requirements we file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we often report our financial results on a quarterly basis, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies.

Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company.

Corporate Information

We were incorporated as a limited liability company under the laws of the State of Israel on August 3, 2009. Our principal executive offices are located at 21 Ha’arba’a Street, Tel-Aviv, Israel and our telephone number is +972 (3) 541-3131. Our website address is http://www.redhillbio.com. The information on, or that can be accessed through, our website does not constitute part of this prospectus. Our registered agent in the U.S. is RedHill Biopharma Inc. (“Redhill U.S.”). The address of RedHill Biopharma Inc. is 8311 Brier Creek Parkway, Suite 105-161, Raleigh, NC  27617, U.S.A.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the risk factors discussed under the caption “Item 3: Key Information - Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023, and in any other filing we make with the SEC subsequent to the date of this prospectus, each of which is incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of the ADSs to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the going concern reference in our financial statements and our ability to obtain additional financing or successfully conclude a strategic business transaction;

•	our ability to close a strategic business transactions, including potential divestment of certain of our assets;

•	our reduced revenues, business size and scope, market share and opportunities in certain markets following the sale of our rights to Movantik®;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	our ability to obtain additional financing;

•	the commercialization and market acceptance of our commercial products;

•	our ability to generate sufficient revenues from our commercial products, including obtaining commercial insurance and government reimbursement;

•
our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials, and to complete the development of such therapeutic candidates and obtain approval for marketing by the Food and Drug Administration (“FDA”) or other regulatory authorities;

•
our reliance on third parties to satisfactorily conduct key portions of our commercial operations, including manufacturing and other supply chain functions, market analysis services, safety monitoring, regulatory reporting and sales data analysis and the risk that those third parties may not perform such functions satisfactorily;

•	our ability to maintain an appropriate sales and marketing infrastructure;

•	our ability to establish and maintain corporate collaborations;

•
that our current commercial products or commercial products that we may commercialize or promote in the future may be withdrawn from the market by regulatory authorities and our need to comply with continuing laws, regulations and guidelines to maintain clearances and approvals for those products;

•	our exposure to significant drug product liability claims;

•	the initiation and completion of any postmarketing studies or trials;

•	our ability to acquire products approved for marketing in the U.S. that achieve commercial success and to maintain our own marketing and commercialization capabilities;

•	our estimates of the markets, their size, characteristics and their potential for our commercial products and therapeutic candidates and our ability to serve those markets;

•	the successful commercialization of products we in-license or acquire;

•	our inability to enforce claims relating to a breach of a representation and warranty by a counterparty;

•	the hiring and continued employment of executives, sales personnel, and contractors;

•	our receipt and timing of regulatory clarity and approvals for our commercial products and therapeutic candidates, and the timing of other regulatory filings and approvals;

•
the initiation, timing, progress, and results of our research, development, manufacturing, preclinical studies, clinical trials, and other commercial efforts and therapeutic candidate development, as well as the extent and number of additional studies that we may be required to conduct;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•	our ability to develop or obtain approval for RHB-104 may be adversely impacted if a diagnostic test for MAP will not become available;

•	our reliance on third parties to conduct key portions of our clinical trials, including data management services and the risk that those third parties may not perform such functions satisfactorily;

•
our reliance on third parties to manufacture and supply our therapeutic candidates and their respective active pharmaceutical ingredients with the requisite quality and manufacturing standards in sufficient quantities and within the required timeframes and at an acceptable cost;

•	the research, manufacturing, clinical development, commercialization, and market acceptance of our therapeutic candidates;

•	the interpretation of the properties and characteristics of our commercial products or therapeutic candidates and of the results obtained in research, preclinical studies or clinical trials;

•	the implementation of our business model, strategic plans for our business, commercial products, and therapeutic candidates;

•	the impact of other companies and technologies that compete with us within our industry;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering our commercial products and therapeutic candidates, including from existing or future claims of infringement, and our ability to operate our business without infringing or violating the intellectual property rights of others;

•	parties from whom we license or acquire our intellectual property defaulting in their obligations toward us;

•
the failure by a licensor or a partner of ours to meet their respective obligations under our acquisition, in-license or other development or commercialization agreements or renegotiate the obligations under such agreements, or if other events occur that are not within our control, such as bankruptcy of a licensor or a partner;

•	our reliance on the actions of third parties, including sublicensors and their other sublicensees, to maintain our rights under our in-licenses which are sublicenses;

•	the effect of a potential occurrence of patients suffering serious adverse events using investigative drugs under our Expanded Access Program;

•	our ability to implement network systems and controls that are effective at preventing cyber-attacks, malware intrusions, malicious viruses and ransomware threats;

•	our ability to regain and maintain compliance with the listing standards of the Nasdaq Capital Market (“Nasdaq”);

•	the impact on our business of the political and security situation in Israel, the U.S. and other places in which we operate; and

•	other factors discussed in our Annual Report on Form 20-F.

We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements.

CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2023:

•	on an actual basis; and
•
on a pro forma basis, after giving effect to (i) the January 2024 Offering, and the receipt of the net proceeds of approximately $7.1 million from the January 2024 Offering, after deducting placement agent fees and expenses payable by us, (ii) the issuance of warrants to purchase up to 600,000 ADSs issued to the placement agent’s designees as partial compensation to the placement agent in connection with the January 2024 Offering (the “January 2024 Placement Agent Warrants”), and (iii) the April 2024 Offering, and the receipt of the net proceeds of approximately $1.2 million from the April 2024 Offering, after deducting fees and expenses payable by us.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus.

(In thousands, except share data)	Actual	Pro Forma
Total debt (1)	$20,978	$29,886
Ordinary shares, par value NIS 0.01 per share	21,441	34,577
Additional paid-in capital	388,363	375,542
Accumulated deficit	407,735	408,696
Total shareholders’ equity	2,069	1,423
Total capitalization	$23,047	$31,309

(1)
Includes $19.2 million reported as current liabilities, which mainly consist of accounts payable, allowance for deductions from revenues and accrued expenses, and $1.7 million reported as non-current liabilities, which mainly consist of derivative financial instruments and royalty obligation. The warrants granted to the investors in (i) the underwritten offering consummated in December 2022, (ii) the January 2024 Offering and (iii) the April 2024 Offering were classified as a financial liability due to a net settlement provision. Therefore, some of the proceeds of the issuances were classified as derivative financial instruments and increased the total debt accordingly.

The above discussion and table are based on 7,869,853,400 Ordinary Shares outstanding as of December 31, 2023. As of December 31, 2023, prior to giving effect to the January 2024 Offering, the January 2024 Placement Agent Warrants and the April 2024 Offering, we had (i) 39,070,400 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 97,676 ADSs at a weighted average exercise price of $252.98 per ADS); (ii) 508,836,400 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.01 per share (equivalent to 1,272,091 ADSs at a weighted average exercise price of $3.45 per ADS), and (iii) 177,703 outstanding RSUs, each RSU representing one ADS.

OFFER AND LISTING DETAILS

We completed the listing of ADSs on the Nasdaq Capital Market on December 27, 2012, and on July 20, 2018, the ADSs were listed on the Nasdaq Global Market. On November 15, 2023, the ADSs were transferred from the Nasdaq Global Market to the Nasdaq Capital Market. The ADSs are currently traded on the Nasdaq Capital Market under the symbol “RDHL.”

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in an applicable prospectus supplement) an indeterminate number of securities as shall have a maximum aggregate offering price of $50,000,000. The actual price per security of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, including research and development related purposes in connection with our therapeutic candidates, for potential acquisitions and to support commercial operations.

DESCRIPTION OF ORDINARY SHARES

A description of our Ordinary Shares can be found in Exhibit 2.3 to our Annual Report on Form 20-F filed with the SEC on April 8, 2024.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

A description of the ADSs, each of which represents four hundred (400) of our Ordinary Shares, can be found in Exhibit 2.3 to our Annual Report on Form 20-F filed with the SEC on April 8, 2024.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ADS and/or Ordinary Shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued and exercised;
•	the currency or currencies in which the price of such warrants will be payable;
•	the securities purchasable upon exercise of such warrants;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	any material Israeli and United States federal income tax consequences;
•	the anti-dilution provisions of the warrants, if any; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our Ordinary Shares and/or ADSs. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;
•	the exercise price payable for each ordinary share and/or ADS upon the exercise of the subscription rights;
•	the number of subscription rights to be issued to each shareholder;
•	the number and terms of the Ordinary Shares and/or ADSs which may be purchased per each subscription right;
•	the extent to which the subscription rights are transferable;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” each beginning on page 14. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to any units we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” each beginning on page 14. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

•	through agents;
•	to or through one or more underwriters on a firm commitment or agency basis;
•	through put or call option transactions relating to the securities;
•	in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act;
•	through broker-dealers;
•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;
•	through any other method permitted pursuant to applicable law; or
•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq Capital Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash, or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, penalty bids and other transactions that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.
•
A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•
A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, Ordinary Shares or ADSs may be issued upon conversion of or in exchange for debt securities or other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will sell our Ordinary Shares or ADSs to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell Ordinary Shares or ADSs on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any Ordinary Shares or ADSs sold will be sold at prices related to the then prevailing market prices for our Ordinary Shares or ADSs. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our Ordinary Shares, ADSs or warrants. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co. Certain legal matters with respect to U.S. federal securities law and New York law will be passed upon for us by Haynes and Boone, LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023, have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) (which contains an adverse opinion on the effectiveness of the Company’s internal control over financial reporting and includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern as described in Note 1a(3) to the financial statements), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by April 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov). These SEC filings are also available to the public from commercial document retrieval services.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC. These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	the description of our ADSs and our Ordinary Shares contained in Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 8, 2024;
•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 8, 2024; and
•
reports on Form 6-K filed on April 24, 2024, May 6, 2024, June 3, 2024, June 6, 2024, July 9, 2024, July 22, 2024, August 1, 2024 and August 6, 2024 (in each case only to the extent provided in such Form 6-K).

In addition, any reports on Form 6-K we submit to the SEC pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering, and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Certain statements in and portions of this prospectus update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above-listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha’arba’a Street, Tel Aviv 6473921, Israel, Attn: Dror Ben-Asher, telephone number: +972 (3) 541-3131. You may also obtain information about us by visiting our website at www.redhillbio.com. Information contained in our website is included as an inactive textual reference only and is not part of this prospectus. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because many of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of the procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•
the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;
•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;
•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

We have irrevocably appointed RedHill Biopharma Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

OFFERING EXPENSES

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

SEC registration fees		$0	(1)
FINRA fees		$500	(2)
Legal fees and expenses	$	*
Accountants’ fees and expenses	$	*
Miscellaneous	$	*

Total	$	*

___________________
(1) We previously registered securities in the aggregate offering price of $200,000,000 pursuant to the Registration Statement on Form F-3 (File No. 333-258259) filed with the SEC on July 29, 2021 (the “Prior Registration Statement”). As of the date of this registration statement, we have sold $42,571,278 worth of securities under the Prior Registration Statement, leaving a balance of $157,428,722 of unsold securities under the Prior Registration Statement (the “Unsold Securities”). We expect to carry forward to this registration statement $50,000,000 of the Unsold Securities (the “Carry Forward Securities”) pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended. The $7,380 previously paid filing fee relating to such Carry Forward Securities under the Prior Registration Statement will continue to be applied to such Carry Forward Securities registered on this registration statement. For reasons stated above, the net SEC registration fee due is $0. To the extent that, after the filing date hereof and prior to the effectiveness of this registration statement, we sell any Unsold Securities pursuant to the Prior Registration Statement, we will identify in a pre-effective amendment to this registration statement the updated amount of Unsold Securities from the Prior Registration Statement to be included in this registration statement pursuant to Rule 415(a)(6). Pursuant to Rule 415(a)(6), the offering of the Unsold Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

(2) The FINRA Fee is equal to the sum of 0.015% of the proposed maximum aggregate offering amount plus $500.00. Because all securities are being carried forward from the Prior Registration Statement and the Company paid the FINRA Fee in connection with the Prior Registration Statement, the proposed maximum aggregate offering amount is treated as $0.

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

$50,000,000
American Depositary Shares representing Ordinary Shares
Ordinary Shares
Warrants
Subscription Rights
Units

REDHILL BIOPHARMA LTD.

The date of this prospectus is                              , 2024.

Up to $3,464,000

American Depositary Shares each representing ten thousand (10,000) Ordinary Shares

RedHill Biopharma Ltd.
__________________________________

PROSPECTUS SUPPLEMENT
___________________________________

H.C. Wainwright & Co.

February 3, 2025